Exhibit 10.2

EQUITY PURCHASE AGREEMENT by and among AALBERTS U.S. HOLDING CORP., and NORTH AMERICAN PIPE CORPORATION Dated as of July 4, 2021

Page

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1
ARTICLE II	PURCHASE AND SALE OF PURCHASED INTERESTS	1
2.1	Purchase and Sale	1
2.2	Closing	1
2.3	Estimated Purchase Price	2
2.4	Closing Payments	2
2.5	Purchase Price Adjustment.	2
2.6	Tax Treatment	4
2.7	Purchase Price Allocation	4
ARTICLE III	CLOSING AND DELIVERIES	5
3.1	Deliveries by Seller	5
3.2	Deliveries by Buyer	5
ARTICLE IV	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY	6
4.1	Organization and Standing; Authority.	6
4.2	Capitalization; Subsidiaries	7
4.3	No Conflict; Required Filings and Consents.	7
4.4	Financial Statements; Absence of Undisclosed Liabilities.	7
4.5	Taxes	8
4.6	Title to Properties	9
4.7	Real Property	9
4.8	Compliance with Laws	10
4.9	Permits	10
4.10	Employee Benefit Plans	10
4.11	Material Contracts	12
4.12	Legal Proceedings	14
4.13	Intellectual Property	14
4.14	Labor Matters	15
4.15	Environmental Matters	16
4.16	Conduct of Business	17
4.17	Product Liabilities and Recalls	18
4.18	No Brokers	19
4.19	Inventory	19
4.20	Anti-Bribery and Anti-Money Laundering Compliance	19
4.21	Suppliers	19
4.22	Customers	19
4.23	Insurance	20

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(continued)
Page

4.24	Affiliate Transactions	20
4.25	No Other Representations and Warranties	20
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SELLER	21
5.1	Organization and Standing	21
5.2	Authority, Validity and Effect	21
5.3	No Conflict; Required Filings and Consents	21
5.4	Title to Equity	22
5.5	No Other Representations and Warranties	22
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER	22
6.1	Organization and Standing	22
6.2	Authority, Validity and Effect	22
6.3	No Conflict; Required Consents.	23
6.4	Independent Investigation; No Reliance	23
6.5	Investment Purpose	24
6.6	No Financing	24
6.7	Solvency	24
6.8	Legal Proceedings	24
6.9	No Brokers	24
6.10	No Other Representations and Warranties	25
ARTICLE VII	COVENANTS AND AGREEMENTS	25
7.1	Interim Operations of the Company	25
7.2	Reasonable Access; Confidentiality	25
7.3	Publicity	26
7.4	Records	26
7.5	Indemnification.	26
7.6	Reasonable Efforts; Cooperation; Regulatory Filings.	27
7.7	Contact with Customers, Origination and Referral Sources and Other Business Relations	28
7.8	Plant Closings and Mass Layoffs	28
7.9	Employees; Benefit Plans.	29
7.10	Tax Matters.	30
7.11	Non-Solicitation; Non-Compete	31
7.12	Conversion	31
7.13	Insurance.	32
ARTICLE VIII	CONDITIONS	33
8.1	Conditions to Obligations of the Seller	33
8.2	Conditions to Obligations of Buyer	33
8.3	Frustration of Closing Conditions	34

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(continued)
Page

ARTICLE IX	TERMINATION OF AGREEMENT	34
9.1	Termination	34
9.2	Effect of Termination	35
ARTICLE X	REMEDIES	35
10.1	Survival	35
10.2	Indemnification by Buyer	36
10.3	Indemnification by Seller	36
10.4	Exclusive Remedy	36
10.5	Limitations	36
10.6	Procedures.	38
10.7	Subrogation	39
10.8	Mitigation	39
10.9	Adjustment to Purchase Price	39
10.10	Determination of Indemnification and Loss	39
ARTICLE XI	MISCELLANEOUS AND GENERAL	40
11.1	Expenses	40
11.2	Successors and Assigns	40
11.3	Third Party Beneficiaries	40
11.4	Further Assurances	40
11.5	Notices	40
11.6	Complete Agreement	41
11.7	Captions	41
11.8	Amendment	42
11.9	Governing Law	42
11.10	Consent to Jurisdiction and Service of Process	42
11.11	Enforcement of Agreement	42
11.12	Waiver of Jury Trial	42
11.13	Severability	43
11.14	Construction	43
11.15	Counterparts	43
11.16	Representation of Seller and its Affiliates	43

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EXHIBITS

Exhibit A	Accounting Methodology
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Conversion Documents

SCHEDULES

Schedule 1.1(a)	Permitted Liens
Schedule 3.1(h)	Resignations
Schedule 4.2	Capitalization
Schedule 4.3	No Conflict; Required Filings and Consents
Schedule 4.4(b)	Financial Statements
Schedule 4.4(c)	Undisclosed Liabilities
Schedule 4.5	Taxes
Schedule 4.6	Title and Sufficiency of Assets
Schedule 4.7	Real Property
Schedule 4.8	Compliance with Laws
Schedule 4.9	Permits
Schedule 4.10(a)	Employee Benefit Plans
Schedule 4.10(h)	Benefits Matters
Schedule 4.11	Material Contracts
Schedule 4.12	Legal Proceedings
Schedule 4.13(a)	Company Intellectual Property
Schedule 4.13(b)	Intellectual Property Licensed to Third Party
Schedule 4.13(c)	Intellectual Property Licensed From Third Party
Schedule 4.13(d)	Company Software
Schedule 4.13(e)	Information Security
Schedule 4.14(d)	Harassment/Discrimination Cases
Schedule 4.15	Environmental Matters
Schedule 4.16	Conduct of Business
Schedule 4.17	Product Liabilities and Recalls
Schedule 4.19	Inventory
Schedule 4.21	Suppliers
Schedule 4.22	Customers
Schedule 4.23	Insurance
Schedule 4.24	Affiliate Transactions
Schedule 7.1	Interim Operations of the Company

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ANNEXES
Annex I    Definitions
    v

EQUITY PURCHASE AGREEMENT
THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is dated as of July 4, 2021, between Aalberts U.S. Holding Corp., a Delaware corporation (“Seller”), and North American Pipe Corporation, a Delaware corporation (“Buyer”).
RECITALS
WHEREAS, Seller owns 100% of the outstanding capital stock (the “Shares”) of Lasco Fittings, Inc., a Delaware corporation (including as converted to a Delaware limited liability company pursuant to the Conversion (as defined below), the “Company”);
WHEREAS, no later than one Business Day prior to the Closing, Seller shall have caused the Company to convert its organizational form from a Delaware corporation to a Delaware limited liability company in accordance with the terms and on the conditions set forth herein (the “Conversion”); and
WHEREAS, Buyer desires to purchase from Seller, and Seller is willing to sell to Buyer, the Purchased Interests (as defined below), upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. Capitalized terms used in this Agreement shall have the respective meanings set forth or referenced in Annex I attached hereto, unless otherwise defined herein.
ARTICLE II
PURCHASE AND SALE OF PURCHASED INTERESTS
2.1    Purchase and Sale. On and subject to the terms and conditions contained herein, (i) Seller shall sell, transfer and deliver the Purchased Interests free and clear of Liens to Buyer and (ii) Buyer shall purchase, acquire and accept the Purchased Interests from Seller and shall pay and deliver the Purchase Price as provided in this Agreement.
2.2    Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the exchange of documents and signatures on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that are to be satisfied at the Closing) or on such other date as the Seller and Buyer mutually agree (the “Closing Date”) and will be deemed effective as of the Effective Time. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.
2.3    Estimated Purchase Price. Not later than five Business Days prior to the Closing Date, Seller shall furnish to Buyer a certificate (the “Closing Certificate”) setting forth Seller’s calculation as of the Closing Date of (a) a good faith estimate of Closing Cash (the “Estimated Closing Cash”), (b) a good faith estimate of the Working Capital (the “Estimated Working Capital”), (c) the aggregate amount of Company Debt outstanding immediately prior to the Closing (the “Closing Company Debt”), and (d) the Estimated Purchase Price calculated therefrom. The Closing Certificate shall be determined in accordance with the accounting principles set forth in Exhibit A (the “Accounting Methodology”).
2.4    Closing Payments. At the Closing, Buyer shall make the following payments (collectively, the “Closing Payments”):
(a)    Buyer shall pay (on behalf of the Company) the Closing Company Debt to the lenders thereof in accordance with the payoff letters delivered pursuant to Section 3.1(a);
(b)    Buyer shall fund (on behalf of the Company) the Sale Bonuses that remain unpaid as of the Closing Date to the Company’s payroll provider; and
(c)    Buyer shall pay an aggregate amount equal to the Estimated Purchase Price, less the payments made pursuant to Section 2.4(b), to Seller by wire transfer of immediately available funds in accordance with payment instructions delivered by Seller to Buyer.
2.5    Purchase Price Adjustment.
(a)    Closing Statement. Within 45 days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement (the “Closing Statement”) setting forth Buyer’s calculation of Working Capital and Closing Cash, determined in accordance with the Accounting Methodology, and to the extent that any Closing Company Debt was not included in the calculation of the Estimated Purchase Price, the amount of such additional Closing Company Debt. If Buyer fails to deliver the Closing Statement within such 45-day period, then the Estimated Purchase Price (and Estimated Working Capital and Estimated Closing Cash included therein) shall be deemed to be the amount of the Purchase Price and be final, conclusive and binding on the parties and used for purposes of calculating the adjustment pursuant to this Section 2.5.
(b)    Closing Statement Dispute. Within 45 days following receipt by Seller of the Closing Statement, Seller shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Closing Statement, which notice shall include reasonable detail, including each disputed item or amount and Seller’s basis for disagreement therewith. If Seller does not notify Buyer of a dispute with respect to the

Closing Statement within such 45-day period, such Closing Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Buyer and Seller shall negotiate in good faith to resolve such disputed items and any such resolution between them shall be final, conclusive and binding on the parties. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such disputed items within 30 days after Seller advises Buyer of its objections, then Buyer and Seller jointly shall engage the Arbitration Firm to resolve only such disputed items and/or items still in dispute. In the event Buyer and Seller engage the Arbitration Firm, as promptly as practicable thereafter, Buyer and Seller shall each prepare and submit a presentation to the Arbitration Firm. As soon as practicable thereafter, Buyer and Seller shall cause the Arbitration Firm to render a decision based solely upon the presentation by Buyer and Seller. In resolving any disputed item, the Arbitration Firm shall be limited to picking from or between the values assigned to each item by Buyer and Seller, and may not assign a value to any item outside of the range of values claimed for such item by either party. Buyer, on the one hand, and Seller, on the other hand, will each be responsible for the fees and expenses of the Arbitration Firm in proportion to its loss, if any, in any such arbitration (e.g., if Buyer is awarded 60% of the difference between its claim and the claim of Seller through the arbitration proceeding, it must pay 40% of the arbitrator’s fees, and Seller must pay the remaining 60% of the arbitrator’s fees). All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties to this Agreement. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.5(b) shall be the exclusive mechanism for resolving disputes regarding the Purchase Price adjustment, if any, and neither Buyer nor Seller shall be entitled to indemnification for Losses pursuant to Article X to the extent taken into account in the determination of the Purchase Price or for matters adjudicated by the Arbitration Firm.
(c)    Access. For purposes of complying with the terms set forth in this Section 2.5, Buyer and the Company, on the one hand, and Seller, on the other hand, shall cooperate with and make available to each other and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably requested in connection with the preparation and analysis of the Closing Statement and the resolution of any disputes thereunder. If Buyer and the Company, on the one hand, or Seller, on the other hand, breach their respective obligations under this Section 2.5(c), the dispute periods set forth in Section 2.5(b) shall automatically be extended until such breach is cured by the breaching party.
(d)    Payment. Within five Business Days after the Working Capital and Closing Cash is finally determined pursuant to Section 2.5(a) and Section 2.5(b):
(i)    If the Adjustment Amount is positive, then Buyer shall pay to Seller such amount by bank wire transfer of immediately available funds to an account designated in writing by Seller;

(ii)    If the Adjustment Amount is negative, Seller shall pay to Buyer an amount equal to the absolute value of the Adjustment Amount by bank wire transfer of immediately available funds to an account designated in writing by Buyer; and
(iii)    If the Adjustment Amount is zero, then no additional payments shall be required by Buyer or Seller, and the Estimated Purchase Price (and Estimated Working Capital included therein) shall be deemed to be the amount of the Purchase Price and be final, conclusive and binding on the parties.
2.6    Tax Treatment. The parties hereto acknowledge and agree that (a) following the Conversion, the Company will be disregarded as an entity separate from Seller under Treasury Regulation Section 301.7701-3(b) and (b) the sale and purchase contemplated by this Agreement is properly characterized for U.S. federal and applicable state and local income Tax purposes as a sale by Seller to Buyer of the assets, and an assumption by Buyer of the liabilities, of the Company. Each of Buyer and Seller shall (and shall cause their respective Affiliates to) report such sale and purchase on their Tax Returns in a manner consistent therewith to the greatest extent permitted by applicable Law.
2.7    Purchase Price Allocation. Buyer and Seller agree that the Purchase Price (for purposes of this Section 2.7, including any adjustments thereto under this Agreement and any other relevant items included in “consideration” for U.S. federal income Tax purposes) shall be allocated among the Company’s assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of state, local or foreign law, as appropriate. Buyer shall provide Seller with a schedule detailing such allocation within 90 days following the date the Purchase Price is finally determined pursuant to Section 2.5 (such schedule, the “Section 1060 Allocation Schedule”). Within 30 days after receipt of the proposed Section 1060 Allocation Schedule, Seller shall provide any comments to Buyer with respect to the schedule (and in the event that Seller fails to respond in writing within such 30-day period, Seller shall be deemed to have approved the schedule, and the proposed Section 1060 Allocation Schedule shall become final). Buyer and Seller shall negotiate in good faith to resolve any disputed items until a mutually agreed-upon (or deemed agreed-upon) final Section 1060 Allocation Schedule is reached; provided, however, that in the event Buyer and Seller fail to reach a final Section 1060 Allocation Schedule within 150 days following the date the Purchase Price is finally determined pursuant to Section 2.5, Buyer and Seller shall each be entitled to adopt their own positions with respect to the allocations for purposes of Section 1060 of the Code. If Buyer and Seller agree upon (or are deemed to agree upon) a final Section 1060 Allocation Schedule pursuant to this Section 2.7, the allocation in such schedule shall be final and binding absent fraud or manifest error, and Buyer and Seller further agree (a) to act in a manner consistent with such final Section 1060 Allocation Schedule in the filing of all Tax Returns (including IRS Form 8594), (b) not to voluntarily take any position inconsistent with the schedule in the course of any Tax proceeding, unless required to do so by applicable law, and (c) to promptly provide each other with any other information reasonably required to timely complete IRS Form 8594. Notwithstanding the foregoing, no party shall be unreasonably impeded in its ability to negotiate, settle, or compromise any audit, examination, or proceeding.

Each of Buyer and Seller shall promptly notify the other in writing upon receiving notice of any audit or proceeding challenging a previously agreed-upon (or deemed agreed-upon) Section 1060 Allocation Schedule.
ARTICLE III
CLOSING AND DELIVERIES
3.1    Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following items:
(a)    Payoff letters and any necessary UCC authorizations or other releases as may be reasonably required to evidence the satisfaction of any Company Debt that will be repaid at or prior to the Closing;
(b)    Evidence of settlement or cancellation of all intercompany accounts;
(c)    A certificate of good standing from the Secretary of State of the State of Delaware with respect to each of Seller and the Company, dated as of a recent date;
(d)    A certificate of the Secretary (or other authorized officer) of the Company, given by him or her on behalf the Company and not in his or her individual capacity, certifying as to the articles of incorporation and bylaws of the Company;
(e)    A certificate of the Secretary (or other authorized officer) of the Seller, given by him or her on behalf of the Seller and not in his or her individual capacity, certifying as to the resolutions of the board of directors of the Seller authorizing this Agreement and the transactions contemplated hereby;
(f)    A certificate of non-foreign status from the Seller, meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);
(g)    A Transition Services Agreement between Seller or its Affiliates and Buyer, in substantially the form set forth on Exhibit B (the “Transition Services Agreement”); and
(h)    Written resignations of the officers and members of the board of directors or managers, as applicable, of the Company set forth on Schedule 3.1(h).
3.2    Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following items:
(a)    The Closing Payments;
(b)    A certificate of the Secretary of State of Delaware as to the good standing as of a recent date of Buyer in such jurisdiction;

(c)    A certificate of the Secretary (or other authorized officer) of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying as to the bylaws of Buyer and as to the resolutions of the board of directors of Buyer authorizing this Agreement and the transactions contemplated hereby;
(d)    Evidence that the R&W Policy has been issued; and
(e)    The Transition Services Agreement, executed by Buyer.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY
Except as set forth on the applicable Schedules (it being understood that any matter disclosed in any Schedule will be deemed to be disclosed on any other Schedule to the extent that it is reasonably apparent that such disclosure is applicable to such other Schedule or Schedules), Seller, represents and warrants to Buyer, with respect to the Company, as of the date hereof and again as of the Closing Date, as follows:
4.1    Organization and Standing; Authority.
(a)    As of the date hereof and until immediately prior to the Conversion, the Company is a corporation, incorporated, validly existing and in good standing under the Laws of the State of Delaware. Following the Conversion, the Company will be a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware.
(b)    The Company is duly qualified to do business, and in good standing (or the equivalent thereof), in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing (or the equivalent thereof) would not have a Material Adverse Effect.
(c)    The Company has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer, represents the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).

4.2    Capitalization; Subsidiaries. Schedule 4.2 contains a complete and accurate list of (a) the authorized capital stock of the Company and the capital stock of the Company that are issued and outstanding as of the date hereof and (b) the authorized membership interests of the Company and the membership interests of the Company that will be issued and outstanding following the Conversion. As of the date hereof and until immediately prior to the Conversion, all of the issued and outstanding capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. Following the Conversion, all of the issued and outstanding membership interests of the Company will be duly authorized, validly issued, fully paid and nonassessable. There are no, and following the Conversion there will be no: (i) outstanding securities convertible or exchangeable into equity securities of the Company; (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell any equity securities; or (iii) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its equity securities. The Company does not have any Subsidiaries.
4.3    No Conflict; Required Filings and Consents.
(a)    Neither the execution and delivery of this Agreement by the Company or the other agreements and documents contemplated hereby to be executed and delivered by the Company, nor the consummation by the Seller or the Company of the transactions contemplated herein or therein, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of the Company, (ii) except as set forth on Schedule 4.3, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of the Company pursuant to any Material Contract to which the Company is a party or by which the Company or any of its properties or assets are subject, and that would in any such event, have a Material Adverse Effect or (iii) violate any material Order or Law applicable to the Company or its properties or assets.
(b)    Other than as set forth on Schedule 4.3, no Consent is required to be obtained by the Company for the consummation by the Company of the transactions contemplated by this Agreement.
4.4    Financial Statements; Absence of Undisclosed Liabilities.
(a)    Copies of the following financial statements have been made available to Buyer for its review: (i) the unaudited balance sheet of the Company as of December 31, 2020, and the related unaudited statement of operations for the fiscal year then ended (the “Annual Financial Statements”), and (ii) the unaudited balance sheet of the Company as of March 31, 2021 (the “Company Balance Sheet” and such date, the “Balance Sheet Date”), and the related unaudited statement of operations for the three-month period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b)    The Financial Statements have been properly extracted from the business records of the Company and are consistent with the books and records of the Company. Except as set forth on Schedule 4.4(b), the Financial Statements were prepared in accordance with the accounting principles and procedures of the Company, which accounting principles and procedures are in accordance with IFRS, in all material respects, consistently applied throughout the periods covered thereby. The Financial Statements fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of operations for the periods indicated.
(c)    Except as set forth on Schedule 4.4(c), the Company does not have any liability or obligation (whether accrued, absolute, contingent or otherwise) except (i) as reflected and adequately accrued and reserved against on the Company Balance Sheet, (ii) liabilities or obligations which have arisen in the ordinary course of business since the Balance Sheet Date, which individually or in the aggregate are not material in amount, and (iii) liabilities or obligations that would not be required to be reflected on a combined balance sheet of the Company prepared in accordance with IFRS.
4.5    Taxes. Notwithstanding anything to the contrary contained in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties in this Section 4.5 and Section 4.10 are the sole and exclusive representations and warranties of Seller relating to Tax matters of the Company, including compliance with and liabilities arising under Tax Laws. Any claim for breach of representation with respect to Taxes shall be based solely on the representations in this Section 4.5 and Section 4.10 and shall not be based on the representations set forth in any other provision of this Agreement, and no provision of this Agreement (including this Section 4.5) will be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations (or availability of) any Tax attribute of the Company. Except as set forth on Schedule 4.5:
(a)    The Company has timely filed all income and material other Tax Returns that it was required to file and has paid all income and material other Taxes that have become due and payable (whether or not shown on such Tax Returns).
(b)    The Company has not agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.
(c)    The Company is not a party to any Tax allocation or sharing agreement (other than (i) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business, (ii) property Taxes payable with respect to properties leased and (iii) any other agreements for which Taxes is not the principal subject matter).
(d)    There are no Liens for unpaid Taxes on the assets of the Company, except for Permitted Liens.

(e)    There is no Action, as of the date of this Agreement, pending, ongoing, or threatened in writing with respect to the Company in respect of any Tax.
(f)    The Company (i) is not, and has never been, a member of an “affiliated group” as defined in Section 1504 of the Code (or any similar affiliated, consolidated, combined or unitary group for state, local or foreign tax purposes), other than any such group the common parent of which is the Seller and (ii) does not have liability for Taxes of any Person (other than the Company) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), other than solely as a result of being a member of an affiliated, consolidated, combined or unitary group the common parent of which is the Seller or (B) as a transferee, successor or by contract (except for commercial contracts or other agreements of which tax matters are not the primary subject).
(g)    The Company is not and has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).
(h)    No claim has ever been made by a Taxing Authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction.
(i)    No asset of the Company (i) is property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code or (v) is subject to a “section 467 rental agreement” as defined in Section 467 of the Code.
(j)    At the Closing, the Company will not have any current or accrued income Tax liabilities.
4.6    Title to Properties. Except as set forth on Schedule 4.6, the Company has good and valid title to, or a valid license or other right to use, all of the personal, tangible properties and assets (i) reflected on the balance sheet included in the Interim Financial Statements as being owned by the Company (the “Assets”), and (ii) necessary for the operation of the Business as currently conducted, in each case free and clear of all Liens except for Permitted Liens, excluding properties and assets sold or disposed of by the Company since the Balance Sheet Date in the ordinary course of business. Except as set forth on Schedule 4.6, all Assets are in good operating condition and repair, ordinary wear and tear expected.
4.7    Real Property. Schedule 4.7 contains a complete and accurate description of all of the Real Property leased, licensed or otherwise utilized by the Company (collectively, the “Leased Real Property”) or owned by the Company (the “Owned Real Property”). The Real

Property listed on Schedule 4.7 comprises all Real Property used in the conduct of the business and operations of the Company as of the Closing Date. All Leased Real Property is held under leases or subleases listed in Schedule 4.7 (collectively, the “Real Property Leases”) that are, in all material respects, valid instruments, enforceable in accordance with their respective terms except as limited by the General Enforceability Exceptions. There is no default or breach by the Company or, to the Seller’s Knowledge, any other party, in the timely performance of any obligation to be performed or paid under any such Real Property Lease or any other material provision thereof. The Company holds good and marketable fee simple title to the Owned Real Property, free and clear of all Liens as of the Closing Date, except for Permitted Liens. The Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof. There are no options or rights in favor of any party to purchase or acquire any ownership interest in any Owned Real Property including pursuant to any executory contracts of sale, rights of first refusal or options. All buildings, structures and other improvements comprising the Real Property are in good condition and repair, and all such buildings, structures and other improvements are in compliance with Law, in all material respects. To the Seller’s knowledge, there is no pending or threatened condemnation or taking Action affecting the Real Property.
4.8    Compliance with Laws. Except as set forth on Schedule 4.8:
(a)    the Company is and for the last five (5) years has been in material compliance with all Laws and Orders applicable to the Company or the Business or by which any of the Assets are bound; and
(b)    in the last five (5) years, the Company has not received any written notification from any Governmental Authority that has not yet, to the Seller’s Knowledge, been resolved to the satisfaction of the applicable Governmental Authority asserting that the Company is not in compliance with any Law or Order, and there is no pending or, to the Seller’s Knowledge, threatened regulatory or other Action of any Governmental Authority (other than non-material routine or periodic inspections or reviews) against the Company.
4.9    Permits. Schedule 4.9 contains a complete list, as of the date of this Agreement, of all material Permits issued to the Company that are currently used by the Company in connection with its business. The Company is in material compliance with all such Permits, all of which Permits are in full force and effect in all material respects. The Company holds all material Permits necessary for the operation of the Business as presently conducted. There is no investigation or Action pending or, to the Seller’s Knowledge, threatened that could result in the termination, revocation, suspension or restriction of any material Permit or the imposition of any fine, penalty or other sanctions for violation of any Law relating to any material Permit. In the past five (5) years, the Company has not received any written notice from any Governmental Authority alleging the failure to hold any material Permit or the violation of any term thereof.
4.10    Employee Benefit Plans. Notwithstanding anything to the contrary contained in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties in this Section 4.10 are the sole and exclusive representations and warranties of Seller relating to employee benefit matters of the Company, including the Employee Plan matters.
(a)    Schedule 4.10(a) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other material severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other material employee benefit plans, contracts, programs, funds, or arrangements in respect of any current and former (to the extent such individuals are still receiving benefits thereunder) employees, directors or officers of the Company that are sponsored or maintained by the Company or its Affiliates or with respect to which the Company has made or is required to make payments, transfers or contributions, other than the Sale Bonuses (all of the above being hereinafter referred to as “Employee Plans”).
(b)    Copies of the following materials have been made available to Buyer: (i) the current plan documents and any applicable adoption agreement (including any amendments thereto) for each material Employee Plan, (ii) the most recent determination, advisory or opinion letters from the Internal Revenue Service (“IRS”) with respect to any of the Employee Plans intended to be qualified under Section 401(a) of the Code, (iii) the current summary plan description for each material Employee Plan and summaries of material modifications thereto and (iv) the most recent annual report on Form 5500 for each Employee Plan.
(c)    Each Employee Plan has been maintained, operated, and administered in material compliance with its terms and in material compliance with all applicable Laws. To the Seller’s Knowledge, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could reasonably be expected to result in any material liability or excise tax under ERISA, the Code or applicable Law being imposed on the Company.
(d)    Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a currently effective favorable determination, advisory or opinion letter from the IRS, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code. To the Seller’s Knowledge, nothing has occurred that would result in the loss of the qualified or exempt status of such Employee Plan.
(e)    The Company does not have an obligation to contribute to (i) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (ii) a “multiple employer plan” for purposes of Section 4063 or 4064 of ERISA, (iii) a “multiple employer welfare arrangement” as defined in section 3(40) of ERISA, or (iv) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, nor does the Company have any liability or obligation with respect to such plans on account of any member of the Controlled Group.

(f)    There is no pending or, to the Seller’s Knowledge, threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Employee Plan (other than routine claims for benefits). There is no pending or, to the Seller’s Knowledge, threatened assessment, complaint, proceeding, investigation or audit of any kind in any court or government agency with respect to any Employee Plan (other than routine claims for benefits). The Company has not engaged, nor to the Seller’s Knowledge has any other party engaged, in any “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Employee Plan.
(g)    With respect to each Employee Plan that is a group health plan, (i) the Company has with respect to all periods prior to the Closing, complied with the health care continuation provisions of Section 4980B of the Code and corresponding provisions of ERISA, any rules and regulations promulgated thereunder, and any similar state law, the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, and the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”) in all material respects and (ii) the Company has not incurred any material liability under Section 4980, 4980D or 4080H of the Code or the excise tax or penalty provisions of PPACA.
(h)    Except as set forth on Schedule 4.10(h), the Company (i) is not required, and upon the Closing will not be required, to (A) accelerate the timing of payment, vesting or delivery of, or increase the amount or value of any compensation or benefits due to any employee or director, or former employee or director of the Company, (B) pay any “excess parachute payment” within the meaning of Section 280G of the Code (or other similar applicable Law) or (C) “gross up” or otherwise compensate any individual because of the imposition of any Tax on any compensatory payment to such individual, and (ii) has no liability to any employee with respect to deferred compensation, and each Employee Plan that provides deferred compensation subject to Section 409A of the Code is in compliance with such Section and applicable guidance issued thereunder.
(i)    All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, accrued wages, salaries and commissions and Employee Plan payments have been reflected in the book and records of the Company. Accruals for bonus opportunities fully reflect anticipated bonus obligations in accordance with applicable underlying performance criteria.
4.11    Material Contracts. Set forth on Schedule 4.11 is a true and complete list of each of the following Contracts to which the Company is a party or by which any assets of the Company are bound as of the date of this Agreement (the “Material Contracts”):
(a)    Each Contract that provides for or creates any partnership, joint venture, or similar arrangement or otherwise providing for revenue, affiliation, alliance, subcontract, limited liability company, cost or profit-sharing;

(b)    Each Contract limiting the right or ability of the Company to enter into, engage in or compete with any Person in any business or in any geographical area;
(c)    Each Contract providing for capital expenditures with an outstanding amount of unpaid obligations and commitments in excess of $200,000;
(d)    Each Contract with respect to indebtedness for borrowed money, including letters of credit, guaranties, indentures, swaps and similar agreements;
(e)    Each Contract for the employment of any officer, individual employee or other Person on a full time or consulting basis providing for base salary in excess of $150,000 per annum;
(f)    Each Contract that licenses Company Intellectual Property to any Person or pursuant to which the Company licenses Intellectual Property from any Person, excluding (i) licenses of commercially-available software licensed for annual license fees of less than $100,000, (ii) nonexclusive licenses granted to business relations of the Company in the ordinary course of business and (iii) licenses that arise as a matter of law by implication as a result of sales of products and services by the Company;
(g)    Each vendor or logistics Contract that requires the Company to make payments equal to more than $250,000 in any calendar year that is not terminable upon less than 90 days prior written notice by the Company;
(h)    Each Contract that requires the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(i)    Each Contract with a Top Customer or which resulted in net revenue to the Company in excess of $250,000 during the twelve (12) month period ended on March 31, 2021, other than purchase orders entered into in the ordinary course of business;
(j)    Each Contract with a Top Supplier or which resulted in expenditures by the Company in excess of $250,000 during the twelve (12) month period ended on March 31, 2021, other than purchase orders entered into in the ordinary course of business;
(k)    Each Contract pursuant to which the Company has granted or provided to any Person, or any Person has granted or provided to the Company, most favored nations pricing, exclusive rights, rights of first refusal, rights of first offer, or rights of first negotiation or any similar rights or terms;
(l)    Each Contract for the sale of any material Assets of the Company other than in the ordinary course of business;
(m)    Each Contract with a Governmental Authority or a contractor of a Governmental Authority;

(n)    Any power of attorney or similar agreement or grant of agency;
(o)    Any Contract with a Related Party; and
(p)    Any settlement, conciliation, or similar agreement pursuant to which the Company will have any material outstanding obligations after the date of this Agreement.
Each of the Material Contracts is in full force and effect and is a legal, valid and binding agreement of the Company and, to the Seller’s Knowledge, the counterparties thereto, subject only to the General Enforceability Exceptions, and there is no default or breach by the Company or, to the Seller’s Knowledge, any other party thereto, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof. The Company has not provided or received any written notice of any intention to terminate any such Material Contract, and no event or circumstance has occurred that, with notice or lapse of time or both, would result in an event of default thereunder or give the counterparty the right of cancellation or termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder. Seller has provided Buyer with true, complete, and correct copies of, or access to, all written Material Contracts and all extensions, amendments, attachments, and schedules thereto, and a written description of all Material Contracts that are not in writing.
4.12    Legal Proceedings. As of the date of this Agreement, except as set forth on Schedule 4.12, there are no Actions pending or, to the Seller’s Knowledge, threatened against the Company that, if adversely decided, would reasonably be expected to result in a material liability of the Company.
4.13    Intellectual Property. Notwithstanding anything to the contrary contained in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties in this Section 4.13 are the sole and exclusive representations and warranties of Seller relating to Intellectual Property matters of the Company.
(a)    Schedule 4.13(a) sets forth all the following Company Intellectual Property: (i) Patents and applications therefor; (ii) registered Trademarks and applications therefor; (iii) registered Copyrights and applications therefor, and (iv) Domain Names.
(b)    The Company has good and valid title to the Company Intellectual Property, free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 4.13(b), no Person is licensed under any of the Company Intellectual Property other than (i) nonexclusive licenses granted to business relations of the Company in the ordinary course of business and (ii) licenses that arise as a matter of law by implication as a result of sales of products and services by the Company.
(c)    Schedule 4.13(c) lists all Contracts (“Intellectual Property Licenses”) by or through which other Persons grant the Company rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the business of the Company. The Company has provided Buyer with true and complete copies of all

Intellectual Property Licenses. All Intellectual Property Licenses are valid, binding and enforceable between the Company and the other parties thereto. The Company is and, to the Seller’s Knowledge, no other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property License.
(d)    Schedule 4.13(d) lists all the Software included in the Company Intellectual Property (the “Company Software”). The Company Software consists of commercial off-the-shelf and publicly available components, and, except for the representations and warranties provided in this Section 4.13(d), the Company makes no further representations or warranties regarding the Company Software.
(e)    Except as set forth on Schedule 4.13(e), since January 1, 2017, (i) to the Seller’s knowledge, there has been no security breach resulting in any loss, damage, or unauthorized access, use, disclosure, modification, or other misuse of any personal information while in the possession of, or subject to the control of, the Company, and (ii) the Company has not received written notice of any actual or threatened proceedings against the Company with respect to the Company’s privacy or data security practices with regard to any such personal information. The Company’s consummation of the transactions contemplated by this Agreement do and will not cause the Company to violate any privacy policy of the Company or any applicable Laws relating to privacy or data security with respect to any personal information. The Company is, and has been, in material compliance with the terms of all contracts to which it is a party relating to data privacy, security, or breach notification.
(f)    To the Seller’s Knowledge, the Company has not received written notice of any claim within the three-year period prior to the date of this Agreement alleging that the Company or the Company Intellectual Property infringed, misappropriated, violated or otherwise conflicted with any Intellectual Property right of any other Person.
4.14    Labor Matters.
(a)    The Company is not party to or subject to any collective bargaining agreements. As of the date hereof, to the Seller’s Knowledge, (a) no labor union or other collective bargaining representative represents or claims to represent any of the employees of the Company; (b) there has been no application before any applicable Government Authority by any labor union to certify a union as a bargaining representative of any of the employees, and, (c) there is no union campaign being conducted to solicit employees to authorize a union to request or file an application with the applicable Government Authority to certify and/or conduct a certification election with respect to the employees of the Company.
(b)    For the last three years, (i) each individual providing services to the Company has been properly classified, including with respect to contractor or employee status, tax withholding, and application of the Fair Labor Standards Act and similar Laws; (ii) all employees of the Company have been paid correctly and are not owed any amounts as compensation; (iii) all employees are and have been authorized to work in the United States, and the Company has maintained Forms I-9 in compliance with the Immigration Reform and Control Act of 1986, as amended. All employees of the Company are employed at will.
(c)    During the past 12 months, the Company has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the notice provisions of the WARN Act.
(d)    Except as set forth on Schedule 4.14(d), during the past three years, the Company has not been a party to a settlement agreement with a current or former employee that relates primarily to allegations of sexual harassment or sexual assault, and to the Seller’s Knowledge, no complaints of sexual harassment or sexual assault have been filed or asserted by any employee pursuant to any anti-harassment/discrimination policy or harassment/discrimination investigation procedure of the Company against any officer, director, or manager of the Company.
(e)    To the Seller’s Knowledge, no employee is in material breach or default of any restrictive covenant, non-compete agreement, non-solicitation agreement, confidentiality or non-disclosure agreement with any Person as a result of or in connection with the employee’s performance of services for the Company.
(f)    There are no individual independent contractors providing services to the Company as of the date of this Agreement or within the past 12 months.
4.15    Environmental Matters. Notwithstanding anything to the contrary contained in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties in this Section 4.15 are the sole and exclusive representations and warranties of Seller relating to environmental matters of the Company, including Environmental Laws and Hazardous Materials. Except as set forth on Schedule 4.15:
(a)    to the Seller’s Knowledge, the Company is, and since January 1, 2019 has been, in material compliance with all applicable Environmental Laws;
(b)    the Company has obtained all material Permits required by Environmental Laws to operate its business in the manner it is currently being operated. All such Permits are validly issued and in full force and effect. The Company is currently and at all times has been in compliance in all material respects with such Permits related to the business of the Company

(c)    there are no Actions or Orders pending or, to the Seller’s Knowledge, threatened against the Company under any applicable Environmental Law that would reasonably be expected to result in a material liability of the Company;
(d)    to the Seller’s Knowledge, there has been no Release by the Company at or under the Real Property that is required by Environmental Laws to be remediated by the Company and would reasonably be expected to give rise to a material liability of the Company pursuant to any Environmental Law;
(e)    except as has been resolved or as would not reasonably be expected to result in a material liability of the Company, the Company has not (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) received any written notice of violation, demand, complaint or claim under any Environmental Law; and
(f)    to the Seller’s Knowledge, there currently are effective all material Permits required under any applicable Environmental Law that are necessary for the activities and operations of the Company at the Real Property.
4.16    Conduct of Business. Except in connection with the transactions contemplated by this Agreement (including the Conversion) and except as set forth on Schedule 4.16, from the Balance Sheet Date: (a) the Company has conducted its business and operations in the ordinary course of business consistent with past practice; (b) there has not been any Material Adverse Effect; and (c) the Company has not:
(i)    incurred any Company Debt, except for indebtedness incurred in the ordinary course of business under either lines of credit existing on March 31, 2021 or capitalized lease obligations;
(ii)    except in the ordinary course of business acquired, or disposed of, any material property or assets or made any material capital expenditures;
(iii)    subjected any material portion of its properties or assets to any material Lien, except for Permitted Liens;
(iv)    (A) materially increased the benefits or compensation payable, or to become payable, by the Company to its directors, officers, employees, or agents or (B) entered into, adopted, amended or terminated any Employee Plan relating to the compensation or severance of any employee of the Company other than in the ordinary course of business, except to the extent required by Law or any existing Contracts;
(v)    issued or sold any capital stock or other equity interests or options, warrants or other rights to purchase any capital stock or other equity interests of the Company or split, combined or subdivided the capital stock or other equity interests of the Company;

(vi)    made any material change to its accounting (including Tax accounting) methods, principles or practices, except as may be required by IFRS (or applicable Tax law);
(vii)    (A) made, changed or revoked any material Tax election, except in the ordinary course of business, (B) amended any Tax Return of the Company, (C) settled or compromised any proceeding with respect to any Tax liability of the Company, (D) entered into any closing agreement under Section 7121 of the Code (or similar provision of state, local or foreign law), or (E) surrendered any right to claim a refund, offset or other material reduction of Taxes;
(viii)    made any election or engaged in any other action to cause the Company to be treated, subsequent to the Conversion, as other than an entity disregarded as separate from the Seller pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal (and applicable state and local) income Tax purposes;
(ix)    authorized, declared, set aside, made or paid any dividends or other distributions to its equity holders payable in cash, property or otherwise with respect to any of its capital stock or other equity interests;
(x)    made any amendment to its certificate of incorporation or organization, bylaws or operating agreement (or equivalent organizational documents);
(xi)    entered into any Material Contract, amended or waived any material rights under any Material Contract or terminated or received notice of termination of any Material Contract (in each case whether orally or in writing);
(xii)    sold, assigned, transferred, leased, licensed or permitted the loss, lapse or abandonment, or other disposition of, or failed to take reasonable steps to maintain, enforce and protect, and of its Intellectual Property, except non-exclusive licenses granted to customers in the ordinary course of business;
(xiii)    entered into any compromise or settlement of any Action involving any Person or any investigation by any Governmental Authority;
(xiv)    changed the way it markets its products or services or the manner in which it offers discounts to customers; or
(xv)    entered into any executory commitment, agreement or undertaking, whether orally or in writing, to do any of the foregoing.
4.17    Product Liabilities and Recalls. Schedule 4.17 sets forth a list of (a) each product and service warranty claim, or group of claims arising from substantially similar occurrences, events or set of facts, of the Company in excess of $100,000, individually or in a series of related claims, and (b) each product liability and product recall claim involving the Company, in each of clauses (a) and (b) outstanding or experienced in the prior four years. Except as disclosed on Schedule 4.17, there are no pending claims or actions against the Company for breach of warranty or based upon product liability (whether based on tort or contract principles) and, to the Seller’s Knowledge, no such claims or actions are threatened.
4.18    No Brokers. Except for Robert W. Baird & Co., no broker, finder or similar agent has been employed by or on behalf of Seller or the Company, and no Person with which Seller or the Company has had any dealings or communications of any kind is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.
4.19    Inventory. Except as set forth on Schedule 4.19, all inventory of the Company, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to the lower of cost or fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Liens other than Permitted Liens, and no inventory is held on a consignment basis.
4.20    Anti-Bribery and Anti-Money Laundering Compliance. The Company is, and for the past five years has been, in material compliance with the U.S. Foreign Corrupt Practices Act, the U.S. Bank Secrecy Act, and the USA PATRIOT Act of 2001, and all other applicable anti-bribery or anti-money laundering Laws, in each case, as applicable to the Company.
4.21    Suppliers. Schedule 4.21 sets forth a true, correct and complete list of the top ten (10) suppliers for materials, products or services of the Company based on the amount spent by the Company with such suppliers for the two year period immediately preceding the Balance Sheet Date (the “Top Suppliers”). The Company has not received any written notice to the effect that any such Top Supplier will, intends to, or is considering, nor to Seller’s Knowledge has any such Top Supplier threatened, terminating, cancelling, discontinuing, reducing, changing the terms (whether related to payment, price or otherwise) of, or otherwise adversely modifying its direct or indirect business with the Company, and there are no outstanding or, to the Seller’s Knowledge, threatened disputes in the prior four years with any such Top Supplier. The Company has not received any written notice that any such Top Supplier is or will be the subject of any voluntary or involuntary bankruptcy, insolvency or other similar proceeding.
4.22    Customers. Schedule 4.22 sets forth a true, correct and complete list of the top ten (i) direct customers, and (ii) distributors based on the revenue the Company derived from such customers for the two year period immediately preceding the Balance Sheet Date (the “Top Customers”). The Company has not received any written notice to the effect that any Top Customer will, intends to, or is considering, nor to Seller’s Knowledge has any such Top Customer threatened, terminating, cancelling, discontinuing, materially reducing, changing the terms (whether related to payment, price or otherwise) of, or otherwise adversely modifying its direct or indirect business with the Company, and there are no outstanding or, to the Seller’s Knowledge, threatened disputes in the prior four years with such Top Customers. The Company has not received any written notice that any such Top Customer is or will be the subject of any voluntary or involuntary bankruptcy, insolvency or other similar proceeding. The Company has not, directly or indirectly, made sales to any Person in any country or territory, that, at the time of such sale, is or was the subject of sanctions by any Governmental Authority.
4.23    Insurance. Schedule 4.23(a) contains a complete and correct list of all insurance policies owned by the Company (the “Company Policies”). Schedule 4.23(b) contains a complete and correct list of all insurance policies owned by the Seller or any of its Affiliates relating to the Business or the Company (the “Seller Policies” and, together with the Company Policies, the “Insurance Policies”) and describes whether such policies provide claims-made or occurrence-based coverage. With respect to each Insurance Policy, (a) such Insurance Policy is in full force and effect, (b) each of the Seller, its Affiliates and the Company, as applicable, is in material compliance with the terms and conditions of such Insurance Policy, and (c) no written (or, to the Seller’s Knowledge, oral) notice of cancellation, termination or material premium increase has been received with respect to any such Insurance Policy (other than in connection with normal renewals or replacements of such Insurance Policy).  None of the Seller, its Affiliates (with respect to the Business), or the Company has been refused coverage in any material respect by any insurance carrier to which it has applied for insurance or with which it has had insurance coverage during the past two (2) years..
4.24    Affiliate Transactions.
(a)    Except as set forth in Schedule 4.24(a), and other than employment related Contracts covered by Section 4.10 and employee benefits generally made available to all employees of the Company in the ordinary course of business, there are no Contracts, understandings or transactions between the Company and any Related Party.
(b)    Except as set forth in Schedule 4.24(b), the Company is not indebted, directly or indirectly, to any Related Party, other than in connection with (i) payroll expenses or advances of expenses incurred in the ordinary course of business, (ii) employee benefits made generally available to all employees of the Company in the ordinary course of business and (iii) employment related Contracts covered by Section 4.10.
4.25    No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE IV AND IN ARTICLE V, BUYER IS ACQUIRING THE

COMPANY ON AN “AS IS, WHERE IS” BASIS. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth on the applicable Schedules (it being understood that any matter disclosed in any Schedule will be deemed to be disclosed on any other Schedule to the extent that it is reasonably apparent that such disclosure is applicable to such other Schedule or Schedules), Seller represents and warrants to Buyer, as of the date hereof and again as of the Closing Date, as follows:
5.1    Organization and Standing. Seller is a corporation, duly incorporated, validly existing and in good standing under the Laws of Delaware.
5.2    Authority, Validity and Effect. The Seller has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary other action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, represents the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as limited by the General Enforceability Exceptions.
5.3    No Conflict; Required Filings and Consents.
(a)    Neither the execution and delivery of this Agreement by Seller or the other agreements and documents contemplated hereby to be executed and delivered by Seller, nor the consummation by Seller of the transactions contemplated herein or therein, nor compliance by Seller with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Seller, (ii) except as set forth on Schedule 4.3, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of Seller pursuant to any Contract to which Seller is a party or by which Seller or any of its properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect on the Company or (iii)  violate any Order or Law applicable to the Seller or its properties or assets.
(b)    Other than as set forth on Schedule 4.3, and the expiration or termination of the applicable waiting period under the HSR Act, no Consent is required to be obtained by Seller for the consummation of the transactions contemplated by this Agreement.

5.4    Title to Equity. As of the date hereof and until immediately prior to the Conversion, Seller is the record and beneficial owner of, and has good and valid title to, the Shares, free and clear of all Liens. Following the Conversion, Seller will be the record and beneficial owner of, and have good and valid title to, the Purchased Interests, free and clear of all Liens. Upon receipt of the Purchased Interests, Buyer will acquire good and valid title to all of the Purchased Interests, free and clear of all Liens. Seller is not party to (a) any options, warrants, calls, subscriptions or other rights, agreements or commitments (other than this Agreement) that could require the Seller or, after the Closing, the Buyer, to sell, transfer, or otherwise dispose of the Shares or Purchased Interests, as applicable, or (b) any voting trust or other agreement or understanding with respect to the voting, transfer or other disposition of the Shares or Purchased Interests, as applicable.
5.5    No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN ARTICLE IV AND IN THIS ARTICLE V, BUYER IS ACQUIRING THE COMPANY ON AN “AS IS, WHERE IS” BASIS. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:
6.1    Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.
6.2    Authority, Validity and Effect. Buyer has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary other action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution, and delivery by Seller and the Company, represents the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by the General Enforceability Exceptions.

6.3    No Conflict; Required Consents.
(a)    Neither the execution and delivery of this Agreement by Buyer or the other agreements and documents contemplated hereby to be executed and delivered by Buyer, nor the consummation by Buyer of the transactions contemplated herein or therein, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the certificate of formation or limited liability company agreement (or equivalent organizational documents) of Buyer, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of pursuant to any Contract to which Buyer is a party or by which Buyer or any of Buyer’s properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect on Buyer or (iii) violate any Order or Law applicable to Buyer or any of its properties or assets.
(b)    Other than the expiration or termination of the applicable waiting period under the HSR Act, no Consent is required to be obtained by Buyer for the consummation by Buyer of the transactions contemplated by this Agreement.
6.4    Independent Investigation; No Reliance. In connection with its investment decision, Buyer and/or its representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Company as desired by Buyer. The consummation of the transactions contemplated hereby by Buyer are not done in reliance upon any representation or warranty or omission by, or information from, Seller, the Company or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article IV and Article V (in each case, as modified by the Schedules), and Buyer acknowledges that the Company and Seller expressly disclaim any other representations and warranties. Such purchase and consummation are instead done entirely on the basis of Buyer’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Company, as well as those representations and warranties by the Company and Seller, specifically and expressly set forth in Article IV and Article V (in each case, as modified by the Schedules), and Buyer acknowledges and agrees that Buyer is sophisticated in both financial matters and with respect to the industry in which the Company operates. Buyer further acknowledges that none of the Company or Seller has made any representations or warranties to Buyer regarding the probable success or profitability of Company or its business. Buyer further acknowledges that none of Seller, the Company, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its business or the transactions contemplated by this Agreement not specifically and expressly set forth in Article IV and Article V (in each case, as modified by the Schedules), and none of Seller, the Company or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of any such information, including any management presentation distributed on behalf of the Company relating to its business or other publications or data room (including any electronic or “virtual” data room) information provided or made available to Buyer or its representatives, or any other document or information in any form provided or made available to Buyer or its representatives, including management presentations, in connection with the transactions contemplated hereby.
6.5    Investment Purpose. Buyer is acquiring the Purchased Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Buyer acknowledges that the Purchased Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Purchased Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Purchased Interests for an indefinite period (including total loss of its investment), and has (either alone or together with its advisors) sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
6.6    No Financing. Buyer has access to immediately available funds in a quantity sufficient to pay the Estimated Purchase Price, any payments to be made by Buyer pursuant to Section 2.5, any adjustments to the Estimated Purchase Price hereunder and all of the other fees, costs and expenses to be paid by Buyer under this Agreement.
6.7    Solvency. After giving effect to the transactions contemplated by this Agreement, each of Buyer and the Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured), (b) will have adequate capital with which to engage in its business, and (c) will not have incurred and will not plan to incur liabilities beyond its ability to pay as they become absolute and matured.
6.8    Legal Proceedings. There is no Action pending against Buyer that relates to this Agreement or the transactions contemplated hereby or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its Affiliates that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seeks other material equitable relief with respect to, the transactions contemplated by this Agreement or that would reasonably be expected to materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement.
6.9    No Brokers. No broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

6.10    No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI, BUYER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY SELLER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.
ARTICLE VII
COVENANTS AND AGREEMENTS
7.1    Interim Operations of the Company. From the date of this Agreement until the Closing or the earlier termination of this Agreement, except (i) as set forth on Schedule 7.1, (ii) as contemplated by this Agreement, (iii) as required by applicable Law or any existing Contract or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed, or conditioned, and which will be deemed granted if Buyer does not respond to a request for consent within five Business Days), the Seller shall cause the Company (A) not to take any action that if taken prior to the date hereof would have been required to be listed on Schedule 4.16 and (B) to (1) use commercially reasonable efforts to preserve intact the Company’s business and its relationships with employees, material customers, material suppliers and creditors, (2) use commercially reasonable efforts consistent with past practice to maintain the Company’s assets and keep its tangible assets in good repair and condition (subject to ordinary wear and tear) and (3) maintain in full force and effect without modification all insurance policies.
7.2    Reasonable Access; Confidentiality.
(a)    From the date hereof until the Closing or the earlier termination of this Agreement, except as determined by the Seller in good faith (i) to be appropriate to ensure compliance with any applicable Laws or (ii) to reasonably be expected to violate the attorney-client privilege, other legal privilege or contractual confidentiality obligations, the Seller shall cause the Company to give Buyer and its representatives, upon reasonable advance written notice to Seller or its representatives, reasonable access, during normal business hours, to the assets, properties, books, records and agreements of the Company and the Seller shall cause the Company to permit Buyer to make such inspections (but excluding sampling or testing of the Environment without Seller’s prior written consent) as Buyer may reasonably require and to furnish Buyer during such period with all such information relating to the Company as Buyer may from time to time reasonably request; provided, that if the parties hereto are in an adversarial relationship in litigation or arbitration, the access provided by this Section 7.2(a) shall be subject to applicable rules relating to discovery.

(b)    Any information provided to or obtained by Buyer or its representatives pursuant to clause (a) above will be subject to that certain Master Confidentiality Agreement, dated April 26, 2021, between Aalberts N.V. and Buyer (the “Confidentiality Agreement”), and must be held by Buyer and its representatives in accordance with and be subject to the terms of the Confidentiality Agreement.
(c)    Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.
7.3    Publicity. Except as may be required to comply with the requirements of any applicable Law, no party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval (which approval will not be unreasonably withheld or delayed) of, in the case of a press release or other public announcement by Buyer, Seller and, in the case of a press release or other public announcement by the Seller, Buyer.
7.4    Records. With respect to the financial and other books and records and minute books of the Company relating to matters on or prior to the Closing Date: (a) for a period of seven years after the Closing Date, neither Buyer nor the Company shall cause or permit their destruction or disposal without first offering to surrender them to Sellers; and (b) where there is legitimate purpose, including an audit of Seller or its equity holders by the IRS or any other Taxing Authority or an Action involving Seller or its equity holders or a claim or dispute relating to this Agreement, Buyer shall allow Seller and its representatives reasonable access to such books and records during regular business hours.
7.5    Indemnification.
(a)    For six years after the Closing Date, Buyer shall cause the Company to indemnify and hold harmless, and provide advancement of expenses to, all past and present managers, directors, officers and employees of the Company to the same extent such Persons are indemnified or have the right to advancement of expenses as of immediately prior to the Closing by the Company pursuant to the Company’s certificate of incorporation or formation and operating agreement or bylaws in existence on the date of this Agreement with, or for the benefit of, any such directors, officers and employees for acts or omissions occurring on or prior to the Closing Date.
(b)    In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Buyer shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.5.

(c)    The provisions of this Section 7.5 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise. The Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by each indemnified party, his or her heirs and his or her representatives in connection with the enforcement of their rights provided in this Section 7.5.
7.6    Reasonable Efforts; Cooperation; Regulatory Filings.
(a)    Subject to the provisions of this Section 7.6, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including (i) obtaining all of the necessary Consents from Governmental Authorities and other third parties and the making of all filings and the taking of all steps as may be necessary to obtain Consent from, or to avoid an Action by, any Governmental Authority, (ii) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
(b)    Buyer will, within ten Business Days after the date hereof, make or cause to be made all filings and submissions under any Laws or regulations applicable to Buyer and its Affiliates for the consummation of the transactions contemplated herein and, in each case, include in each filing or submission a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable Laws or regulations. Subject to applicable Laws relating to the exchange of information, the Seller will have the right to review in advance, and to the extent practicable will consult with Buyer on, all the information that appears in any such filings. In exercising the foregoing right, the Seller will act reasonably and as promptly as practicable. Buyer will pay all fees associated with all filings and submissions referred to in this Section 7.6(b).
(c)    Buyer will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Authority. Buyer agrees to take any and all steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority or any other Person so as to enable the parties to expeditiously close the transactions contemplated hereby, including consenting to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Authority and, at the request of the Seller, Buyer and its Affiliates will be obligated to contest, administratively or in court, any ruling, order, or other action of any Governmental Authority or any other Person respecting the transactions contemplated by this Agreement.
(d)    Except as specifically required by this Agreement, Buyer will not take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of the parties hereto to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Buyer will not, and will not permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby, (iii) increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) delay or prevent the consummation of the transactions contemplated hereby.
(e)    Buyer will keep the Seller apprised of the status of all filings and submissions referred to in Section 7.6(b), including promptly furnishing the Seller with copies of notices or other communications received by Buyer in connection therewith. Buyer will not permit any of its officers, employees or other representatives or agents to participate in any meeting with any Governmental Authority in respect of such filings and submissions unless it consults with the Seller in advance and, to the extent permitted by such Governmental Authority, gives the Seller the opportunity to attend and participate thereat.
7.7    Contact with Customers, Origination and Referral Sources and Other Business Relations. Prior to the Closing, Buyer and its Affiliates and representatives will contact and communicate with the employees, customers, origination and referral sources and other business relations of the Company in connection with the transactions contemplated hereby only after prior consultation with and written approval of Seller, which approval may be granted or denied in Seller’s sole discretion.
7.8    Plant Closings and Mass Layoffs. Buyer shall not, and shall cause the Company not to, take any action within twelve months following the Closing that could result in WARN Act liability or obligation of mass notice to employees pursuant to applicable Law.

7.9    Employees; Benefit Plans.
(a)    During the period commencing at the Closing and ending on December 31, 2021 (or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall and shall cause the Company to provide each employee of the Company who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are substantially comparable to the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) retirement and welfare benefits that are, in the aggregate, no less favorable than those provided to each Company Continuing Employee under the Employee Plans immediately prior to the Closing (including severance benefits that are no less favorable than those provided under the Employee Plans immediately prior to the Closing); provided, however, that no defined benefit pension, post-retirement medical, deferred compensation, equity-based compensation, retention, change-in-control or other special or non-recurring compensation or benefits provided prior to the Closing shall be taken into account for purposes of Buyer’s obligations under this Section 7.9(a); and (iii) annual target cash bonus opportunities, if any, which are substantially comparable to the annual target cash bonus opportunities provided by the Company immediately prior to the Closing.
(b)    With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees may participate effective as of the Closing, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Employee Plan.
(c)    Buyer will cause each Buyer Benefit Plan that is an employee welfare benefit plan as defined in Section 3(1) of ERISA (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations with respect to the Company Continuing Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not included under the corresponding Employee Plan, and (ii) to recognize for each Company Continuing Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Buyer Benefit Plan any deductible, co-payment and out-of-pocket expenses paid by each Company Continuing Employee and his or her spouse, domestic partner and dependents under the corresponding Employee Plan during the plan year of such Employee Plan in which occurs the later of the Closing Date and the date on which each Company Continuing Employee begins participating in such Buyer Benefit Plan.

(d)    Except as otherwise provided in this Section 7.9 or Section 2.4(b) with respect to the payment of the Sale Bonuses, Seller shall be responsible for all liabilities and obligations associated with or arising with respect to any other change of control bonuses, transaction bonuses, or similar sale-based benefits provided by Seller or its Affiliates to the Company Continuing Employees upon or prior to the Closing, regardless of whether such liabilities or obligations must be satisfied before or after the Effective Time. Buyer shall be entitled to deduct and withhold from any consideration otherwise payable to such Sale Bonus recipient pursuant to this Agreement any amounts required to be deducted or withheld under applicable Law with respect to the payment of such Sale Bonus. To the extent that any such amounts are so deducted or withheld and paid over to the relevant Governmental Authority by Buyer, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding were made.
(e)    This Section 7.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.9, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.9. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 7.9 shall not create any right in any employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
7.10    Tax Matters.
(a)    Transfer Taxes. Buyer will pay, and will indemnify and hold Seller harmless against, any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement imposed on the Company or Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). Seller agrees to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.
(b)    Pre-Closing Tax Returns. Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company required to be filed on or prior to the Closing Date (taking into account any applicable extensions obtained in the ordinary course of business). Seller shall remit, or cause to be remitted, any Taxes due with respect to such Tax Returns.
(c)    Straddle Period Allocation. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date, the portion of any such Taxes that are allocated to the portion of the period ending on or before the Closing Date for purposes of calculating Working Capital shall be:

(i)    in the case of Taxes based upon or related to income or receipts or imposed on a transactional basis, deemed to be the amount which would be payable if the relevant taxable period ended on and including the Closing Date; and
(ii)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on and including the Closing Date and the denominator of which is the number of days in the entire period.
(d)    Tax Sharing Agreements. Prior to the Closing, the Seller shall (and shall cause its Affiliates and the Company to) take such actions as may be necessary to (i) terminate any and all Tax allocation or sharing agreements (whether written or not) between the Company, on the one hand, and the Seller or its Affiliates (other than the Company), on the other hand, and (ii) pay, settle or otherwise discharge any amounts due under any such Tax allocation or sharing agreement.
(e)    Conflict. In the event of a conflict between the provisions of this Section 7.10 and any other provisions of this Agreement, the provisions in this Section 7.10 shall control with respect to Tax matters.
7.11    Non-Solicitation; Non-Compete. Seller covenants and agrees that for a period of two years from and after the Closing Date, Seller and its Affiliates shall not, directly or indirectly: (a) hire, solicit, recruit, induce or encourage any employee of the Company to leave the employ of, or cease providing services to, the Company; provided that the foregoing shall not prohibit any Person from making general employment solicitations not specifically targeted at such employees, (b) engage in the business of the Company, as conducted by the Company at any time since January 1, 2018, in the Territory; provided that the foregoing shall not prohibit Seller or its Affiliates from (x) acquiring, directly or indirectly, 5% or less of the voting stock, capital stock or other equity interests of any publicly traded company engaged in the business of the Company, or (y) marketing, selling or distributing backflow prevention valves of the type manufactured by Conbraco Industries, Inc. and previously sold by the Company on behalf of Conbraco Industries, Inc. under the “Apollo” brand (which sales have been carved out of the Financial Statements for purposes of the transactions contemplated by this Agreement), or (c) induce or encourage any customer, vendor, supplier, or licensor of the Company as of the Closing Date or who has a material business relationship with the Company as of the Closing Date to terminate or modify any such relationship with the Company. Seller acknowledges that the covenants of Seller set forth in this Section 7.11 are an essential element of this Agreement and that in the event of any breach by Seller of any provision of this Section 7.11, in addition to all other remedies available at law, Buyer shall be entitled to equitable relief, including injunctive relief, as well as such other damages as may be appropriate.
7.12    Conversion. Seller shall, by filing the documents set forth on Exhibit C with the Secretary of State of the State of Delaware, complete the Conversion no later than one day prior to the Closing Date such that, prior to the Closing Date, the Company shall be disregarded as an entity separate from Seller under Treasury Regulation Section 301.7701-3(b) for U.S. federal

(and applicable state and local) income Tax purposes. Seller shall deliver to Buyer promptly, and in any event prior to the Closing, evidence certified by the Secretary of State of the State of Delaware that the Conversion has become effective no later than one day prior to the Closing Date.
7.13    Insurance.
(a)    From and after the Closing, the Company shall cease to be insured by Seller and its Affiliates’ insurance policies or by any of their respective self-insurance programs with respect to any acts, facts, circumstances or omissions occurring after the Closing. From and after the Closing, Seller and its Affiliates (excluding the Company) shall retain all rights to control such insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs; provided that Seller and its Affiliates shall not take any action that would cause the Company to no longer be eligible for coverage under the Retained Policies (as defined below) (subject to the terms and conditions thereof) in respect of Pre-Closing Occurrences (as defined below).
(b)    The parties hereto acknowledge that the Company may be entitled to the benefit of coverage under the insurance policies of Seller or its Affiliates (the “Retained Policies”) with respect to acts, facts, circumstances or omissions occurring prior to the Closing (“Pre-Closing Occurrences”). For any Pre-Closing Occurrences, from and after the Closing, Seller and its Affiliates shall, at the expense of Buyer, reasonably cooperate with Buyer and the Company and take commercially reasonable actions as may be necessary or advisable to assist the Company in submitting, and to provide support with respect to, such claims to which Retained Policies are responsive. Seller hereby authorizes Buyer to report any and all Pre-Closing Occurrences arising in connection with the Company to the applicable insurers of Seller or its Affiliates to the extent permitted under the applicable Retained Policy, and where not permitted, Seller agrees, upon receipt of a written request by Buyer, to use, at the expense of Buyer, commercially reasonable efforts to make such report on Buyer’s behalf. With respect to claims for Pre-Closing Occurrences made pursuant to this Section 7.13(b) (or pending as of the Closing Date), (i) if reported to the applicable insurer by Buyer, Buyer shall promptly notify Seller’s corporate insurance department of such claims and (ii) whether such Pre-Closing Occurrence was reported to the applicable insurer by Buyer or Seller or any of their respective Affiliates, (A) Seller shall provide Buyer with a copy of the applicable Retained Policy and Buyer shall, and shall cause its Affiliates to, comply with the terms of the applicable Retained Policy and (B) each party shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage. Seller shall bear (and neither Buyer nor its Affiliates shall be responsible for) any increased insurance costs incurred as a result of any claims for Pre-Closing Occurrences (including, without limitation, premium adjustments, whether retrospective or otherwise).

ARTICLE VIII
CONDITIONS TO CLOSING
8.1    Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:
(a)    (i) The representations and warranties of Buyer set forth in Article VI (other than the Fundamental Representations) must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on Buyer and (ii) the Fundamental Representations of Buyer set forth in Article VI shall be true and correct in all respects (other than de minimis inaccuracies).
(b)    Buyer must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)    The applicable waiting periods, if any, under the HSR Act will have expired or been terminated.
(d)    None of the parties hereto will be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.
8.2    Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:
(a)    (i) The representations and warranties of the Seller set forth in Article IV and Seller set forth in Article V (other than the Fundamental Representations) must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the Company and (ii) the Fundamental Representations of the Seller set forth in Article IV and Article V shall be true and correct in all respects (other than de minimis inaccuracies).
(b)    The Seller must have performed in all material respects all obligations required to be performed by it under this Agreement (including the completion of the Conversion pursuant to Section 7.12) at or prior to the Closing Date.

(c)    The applicable waiting periods, if any, under the HSR Act will have expired or been terminated.
(d)    None of the parties hereto will be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.
8.3    Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement as required by, and subject to, Section 7.6.
ARTICLE IX
TERMINATION OF AGREEMENT
9.1    Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Buyer and Seller;
(b)    by Buyer or Seller, upon written notice to the other, if the transactions contemplated by this Agreement have not been consummated on or prior to the date that is 120 days following the date hereof, or such later date, if any, as Buyer and Seller mutually agree upon in writing (the “Termination Date”); provided, however, that if 120 days following the execution of this Agreement, the conditions to Closing set forth in Section 8.1(c) and Section 8.2(c) shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date), then the Termination Date shall be automatically extended by an additional 90 days; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b) is not available to any party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by the Termination Date;
(c)    by Buyer or Seller, upon written notice to the other, if a Governmental Authority of competent jurisdiction and residing in a jurisdiction in which the Company does business has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) is not available to any party whose breach of any provision of this Agreement results in or causes such Order or other action or such party is not in compliance with its obligations under Section 7.6;
(d)    by Seller, if (i) Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Buyer, such that the closing condition set forth in Section 8.1(b) would not be satisfied or

(ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 8.1(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within 15 days after receipt of written notice thereof or is incapable of being cured by Buyer by the Termination Date; or
(e)    by Buyer, if (i) Seller has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 8.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Seller contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within 15 days after receipt of written notice thereof or is incapable of being cured by the Seller by the Termination Date.
9.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1 by either Buyer or Seller, this Agreement will become void and have no effect, without any liability or obligation on the part of Buyer or Seller other than the provisions of Section 7.2(b) , Section 7.2(c) , Section 7.3, this Section 9.2, and Article XI, which will survive any termination of this Agreement; provided, however, that nothing herein will relieve any party from any liability for any pre-termination willful breach by such party of its covenants or agreements set forth in this Agreement.
ARTICLE X
REMEDIES
10.1    Survival. The representations, warranties, covenants and agreements of Seller and Buyer contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) will survive the Closing but only to the extent specified in this Section 10.1.
(a)    All covenants and agreements contained in this Agreement (including the Schedules and exhibits attached to this Agreement and the certificates delivered pursuant to this Agreement) that contemplate performance thereof following the Closing will survive the Closing in accordance with their respective terms (such applicable date of expiration, the “Covenant Expiration Date”).
(b)    The Fundamental Representations contained in this Agreement will survive the Closing Date until the 5-year anniversary of the Closing Date (the “Representation Expiration Date”).
(c)    The representations and warranties contained in this Agreement other than the Fundamental Representations shall not survive the Closing Date.
(d)    Any Claim pending on the Representation Expiration Date or the Covenant Expiration Date, as applicable, for which a Notice has been given in accordance with Section 11.5 on or before the Representation Expiration Date or the Covenant Expiration Date, as applicable, may continue to be asserted and indemnified against until finally resolved. Any Claim brought by an Indemnitee after the Representation Expiration Date or Covenant Expiration Date, as applicable, will be void and invalid.
10.2    Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and hold harmless Seller and its successors, permitted assigns and Affiliates, and their respective officers, employees, directors, managers, members, partners, stockholders, heirs and personal representatives (collectively, the “Seller Indemnitees”) from and against any and all out-of-pocket losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, costs, fees and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) actually sustained by any of the Seller Indemnitees following the Closing as a result of (a) any breach of the representations and warranties of Buyer contained in this Agreement (including any related Schedule or exhibit attached hereto and the certificates delivered pursuant hereto); and (b) any breach of the covenants or agreements of Buyer contained in this Agreement (including any related Schedule or exhibit attached hereto and the certificates delivered pursuant hereto).
10.3    Indemnification by Seller. Subject to Section 10.5, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its successors, permitted assigns and Affiliates (including the Company), and their respective officers, employees, directors, managers, members, partners, stockholders, heirs and personal representatives (collectively, the “Buyer Indemnitees”) from and against any and all Losses actually sustained by any of the Buyer Indemnitees following the Closing as a result of (a) any breach of the representations and warranties of Seller contained in Article IV or Article V (including any related Schedule or exhibit attached hereto and the certificates delivered pursuant hereto); and (b) any breach of the covenants or agreements of Seller contained in this Agreement (including any related Schedule or exhibit attached hereto and the certificates delivered pursuant hereto).
10.4    Exclusive Remedy. The parties agree that, from and after the Closing, the sole and exclusive remedies of the parties hereto for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) or the transactions contemplated hereby (other than claims of, or causes of action arising from, Fraud) are the indemnification obligations of the parties set forth in this Article X. The provisions of this Section 10.4 will not, however, prevent or limit a cause of action (a) under Section 11.11 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, or (b) under Section 2.5 to enforce any decision or determination of the Arbitration Firm.
10.5    Limitations. Notwithstanding anything to the contrary contained in this Agreement, the rights of the Indemnitees are limited as follows:
(a)    The Buyer Indemnitees’ sole source of payment or indemnification for any claims under this Agreement shall be (i) first, from the R&W Policy (to the extent covered thereby) and (ii) second, from Seller.

(b)    Other than with respect to claims of, or causes of action arising from, Fraud by Seller, the aggregate liability of Seller for all indemnification under Section 10.3 shall not exceed the Purchase Price.
(c)    The Seller Indemnitees’ and the Buyer Indemnitees’ right to indemnification pursuant to Section 10.2 and Section 10.3, respectively, will be reduced by the amount payable by a third party (including an insurance company), or paid by such third party to another for the account or benefit of the Seller Indemnitees or the Buyer Indemnitees, as the case may be, with respect to the settlement or resolution of a Claim for which the Seller Indemnitees or the Buyer Indemnitees, as the case may be, were entitled to indemnification hereunder. The Seller Indemnitees and Buyer Indemnitees shall use their commercially reasonable efforts and take any and all necessary actions to pursue and fully collect from such third parties and under all insurance policies available to them and will not be entitled to the indemnification rights contained in this Article X until all rights against such third parties and under such insurance policies have been pursued in good faith. The Seller Indemnitees shall remit to Buyer any such third party or insurance proceeds that are paid to any of the Seller Indemnitees with respect to Losses for which any of the Seller Indemnitees has been previously compensated pursuant to Section 10.2. The Buyer Indemnitees shall remit to Seller any such third party or insurance proceeds that are paid to any of the Buyer Indemnitees with respect to Losses for which any of the Buyer Indemnitees has been previously compensated pursuant to Section 10.3. Buyer will not permit the R&W Policy to be terminated, nor to be amended or modified in a manner adverse to Seller, nor will Buyer waive or permit to be waived any right under the R&W Policy in a manner adverse to Seller. Buyer shall cause the R&W Policy to expressly exclude rights of subrogation against Seller, other than rights of subrogation against Seller with respect to claims of, or causes of action arising from, Fraud by Seller.
(d)    The Buyer Indemnitees shall not be entitled to indemnification for lost income, revenues or profits, multiples of earnings damages, diminution in value, punitive damages, incidental damages, consequential damages, exemplary damages, special damages, indirect damages or similar damages. The Buyer Indemnitees shall not be entitled to indemnification for any breach of a representation, warranty, covenant, agreement or other provision contained in this Agreement if any Buyer Indemnitee had knowledge of such breach at the time of the Closing. The Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 10.3 to the extent such amount was included, or should have been included, in the calculation of the Purchase Price. The Buyer Indemnitees’ right to indemnification pursuant to Section 10.3 on account of any Losses will be reduced by the amount of any reserve reflected on the Company’s books and records as of the Closing Date. The Buyer Indemnitees and Seller Indemnitees shall not be entitled to be compensated more than once for the same Loss.

10.6    Procedures.
(a)    Notice of Losses by Seller Indemnitee. As soon as reasonably practicable after a Seller Indemnitee has actual knowledge of any claim that it has under this Article X that may result in a Loss (a “Seller’s Claim”), and in any event within 15 Business Days after discovery of such Seller’s Claim by a Seller Indemnitee, Seller shall give written notice of such Seller’s Claim (a “Seller’s Claims Notice”) to Buyer. A Seller’s Claims Notice must describe the Seller’s Claim in reasonable detail and indicate the amount (estimated, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the applicable Seller Indemnitee.
(b)    Notice of Losses by Buyer Indemnitee. As soon as reasonably practicable after a Buyer Indemnitee has actual knowledge of any claim that it has under this Article X that may result in a Loss (a “Buyer Claim” and together with a Seller’s Claim, a “Claim”), and in any event within 15 Business Days after discovery of such Buyer Claim, the Buyer Indemnitee shall give written notice of such Buyer Claim to Seller (a “Buyer Claims Notice” and, together with a Seller’s Claims Notice, a “Notice”). A Buyer Claims Notice must describe the Buyer Claim in reasonable detail, and indicate the amount (estimated, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the applicable Buyer Indemnitee.
(c)    Opportunity to Defend Third Party Claims. In the event of any Claim by a third party against a Buyer Indemnitee or Seller Indemnitee for which indemnification is available hereunder, each of Buyer or Seller, as applicable (each an “Indemnifying Party”), has the right, exercisable by written notice to Buyer or Seller within 60 days of receipt of a Notice from Buyer or Seller, as applicable, to assume and conduct the defense of such Claim with counsel selected by the Indemnifying Party. If the Indemnifying Party has assumed such defense as provided in this Section 10.6(c), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such Claim. If the Indemnifying Party does not assume the defense of any such Claim in accordance with this Section 10.6(c), the Indemnifying Party may still participate in, but not control, the defense of such Claim at the Indemnifying Party’s sole cost and expense. The Indemnitee will not consent to a settlement of, or the entry of any judgment arising from, any such Claim, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed). Except with the prior written consent of the Indemnitee (such consent not to be unreasonably withheld or delayed), no Indemnifying Party, in the defense of any such Claim, will consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting the Indemnitee or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim. In any such Claim, the party responsible for the defense of such Claim (the “Responsible Party”) shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such Claim, including all settlement negotiations and offers. With respect to such a Claim for which Seller is the Responsible

Party, Buyer shall use all reasonable efforts to make available to Seller and its representatives all books and records of Buyer and the Company relating to such Claim and shall cooperate with Seller in the defense of such Claim.
(d)    Settlement. The Responsible Party shall promptly notify the other party of each settlement offer with respect to a third party Claim. Such other party shall promptly notify the Responsible Party whether such party is willing to accept the proposed settlement offer. If Seller is willing to accept the proposed settlement offer but Buyer refuses to accept such settlement offer, then if (i) such settlement offer requires only the payment of money damages and provides a complete release of all Indemnitees that are a party to such Claim with respect to the subject matter thereof, (ii) Seller agrees in writing that the entire amount of such proposed settlement constitutes Losses that are recoverable pursuant to this Article X, and (iii) the amount of such proposed settlement will not exceed the limitations contained in this Article X, then the amount payable to the Indemnitees with respect to such Claim will be limited to the amount of such settlement offer subject to the limitations contained in this Article X. Seller may nevertheless propose in writing a good faith, reasonable settlement offer that requires only the payment of money damages and provides a complete release of all Indemnitees who are parties to such Claim with respect to the subject matter thereof; provided, however, that (A) Seller agrees in writing that the entire amount of such proposed settlement constitutes Losses that are recoverable pursuant to this Article X and (B) the amount of any such proposed settlement offer may not exceed the limitations contained in this Article X. If Buyer refuses to agree to or make the proposed settlement offer to the claimant in such Claim, any amount payable to a Buyer Indemnitee with respect to such Claim will be limited to the amount of such proposed settlement offer. If any such settlement offer is made to any claimant and rejected by such claimant, the amount payable to an Indemnitee with respect to such Claim will not be limited to the amount of such settlement offer but will remain subject to all other limitations set forth in this Agreement.
10.7    Subrogation. Upon making any indemnity payment pursuant to Section 10.2 or Section 10.3, as applicable, the Indemnifying Party shall be subrogated to all rights of the Indemnitees, as applicable, against any third party in respect of the Losses to which the payment related. The parties hereto will execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.
10.8    Mitigation. Each Indemnitee shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event or condition that could reasonably be expected to give rise to any Losses that may be indemnifiable or reimbursable hereunder.
10.9    Adjustment to Purchase Price. All indemnification payments made pursuant to this Article X will be treated as an adjustment to the Purchase Price unless otherwise required by applicable Law.
10.10    Determination of Indemnification and Loss. For purposes of determining whether an Indemnitee is entitled to indemnification pursuant to this Article X or the amount of Losses to which an Indemnitee is entitled under this Article X, each of the representations and warranties that contain any qualifications as to materiality, all material respects or “Material Adverse Effect” (or any correlative terms) shall be deemed to have been given as though there were no such qualifications.
ARTICLE XI
MISCELLANEOUS AND GENERAL
11.1    Expenses. Except as otherwise set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid, in the case of Seller and the Selling Expenses, by Seller, and in the case of Buyer, by Buyer.
11.2    Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, but is not assignable by any party without the prior written consent of the other parties hereto.
11.3    Third Party Beneficiaries. Except as set forth in Section 7.5, 10.2, 10.3 and 11.16, each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.
11.4    Further Assurances. The parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each party hereto shall cooperate affirmatively with the other parties, to the extent reasonably requested by such other parties, to enforce rights and obligations herein provided.
11.5    Notices. Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and (a) sent by electronic mail, (b) delivered in person, (c) mailed by first class registered or certified mail, postage prepaid, or (d) sent by Federal Express or other overnight courier of national reputation, addressed as follows:
If to Buyer:
Westlake Chemical Corporation
2801 Post Oak Blvd.
Houston, Texas 77056
Attention: General Counsel
Email: bederington@westlake.com

with a copy (which shall not constitute notice) to:
Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: Timothy S. Taylor
Carina L. Antweil
Email: timothy.taylor@bakerbotts.com
carina.antweil@bakerbotts.com

If to Seller:
Aalberts U.S. Holding Corp.
c/o Aalberts, N.V.
World Trade Center Utrecht
Stadsplateau 18 / NL-3521 AZ Utrecht
PO Box 1218 / NL-3500 BE Utrecht
Attention: Joey Hunsel and Arno Monincx
Email: joey.hunsel@aalberts.com and arno.monincx@aalberts.com with a copy (which shall not constitute notice) to:
Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, NC 28246
Attention: Kelly L. Loving and Elizabeth A. Tedford
Email: kloving@robinsonbradshaw.com and etedford@robinsonbradshaw.com or to such other address with respect to a party as such party notifies the other in writing as above provided. Each such notice or communication will be effective (i) if given by electronic mail, when electronic evidence of receipt is received or (ii) if given by any other means specified in the first sentence of this Section 11.5, upon delivery or refusal of delivery at the address specified in this Section 11.5.
11.6    Complete Agreement. This Agreement and the Schedules, annexes, and exhibits hereto and the other documents delivered by the parties in connection herewith contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.
11.7    Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

11.8    Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by Seller and Buyer.
11.9    Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within such State, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction.
11.10    Consent to Jurisdiction and Service of Process. Except for the matters to be decided by the Arbitration Firm, the parties hereto hereby submit to the exclusive jurisdiction of the Delaware Court of Chancery or, if jurisdiction is unavailable in the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or, if jurisdiction is unavailable in the courts of the United States located in the State of Delaware, the Delaware Superior Court, in each case, in respect of the interpretation and enforcement of the provisions of this Agreement and the other agreements or documents executed and delivered in connection herewith and any dispute or controversy related to the transactions contemplated hereby and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and the other agreements or documents executed and delivered in connection herewith or any dispute or controversy related to the transactions contemplated hereby, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon Buyer or Seller by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 11.5.
11.11    Enforcement of Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specific performance of the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder, at law or in equity.
11.12    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.
11.13    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.
11.14    Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The words “include,” “includes” or “including” (or any other tense or variation of the word “include”) in this Agreement shall be deemed to be followed by the words “without limitation.” When reference is made in this Agreement to an Annex, Article, Section, Exhibit or Schedule, such reference shall be to an Annex, Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms.
11.15    Counterparts. This Agreement may be executed in two or more counterparts (including counterparts transmitted in .pdf or similar format or any electronic signature complying with the ESIGN Act of 2000, e.g., www.docusign.com), each of which will be deemed an original but all of which will constitute but one instrument.
11.16    Representation of Seller and its Affiliates. Buyer agrees, on its own behalf and on behalf of the Buyer Indemnitees, that, following the Closing, Robinson, Bradshaw & Hinson, P.A. (“RBH”) may serve as counsel to Seller and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by RBH prior to the Closing of the Company. Buyer, on behalf of itself and its Affiliates (including, the Company) hereby (a) waives any claim it or its Affiliates have or may have that RBH has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Buyer or the Company and Seller or any of its Affiliates, RBH may represent Seller or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or the Company and even though RBH may have represented the Company in a matter substantially related to such dispute. Buyer represents that Buyer’s own attorney has explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against RBH, and Buyer’s consent with respect to this waiver is fully informed. Buyer agrees on behalf of itself and the Company that, as to all communications among RBH and the Company and Seller or any of Seller’s Affiliates and representatives, that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Buyer or the Company. In addition, all of the client files and records in the possession of RBH related to this Agreement and the transactions contemplated hereby will continue to be property of (and be controlled by) Seller, and the Company shall not retain any copies of such records or have any access to them. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by RBH to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of Seller. Buyer shall cause the Company to indemnify and hold harmless RBH with respect to any claims made by Seller with respect to matters existing or occurring at or prior to the Closing (including the transactions contemplated by this Agreement). The provisions of the immediately preceding sentence are intended to be for the benefit of, and will be enforceable by RBH, its partners, employees and representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise, and the Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by RBH, its partners, shareholders, employees and representatives in connection with the enforcement of such rights.
[Signatures on Following Pages]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.
SELLER:
AALBERTS U.S. HOLDING CORP.
By:    /s/ W.A. Pelsma
Name:    W.A. Pelsma
Title:    CEO
Signature Page to Equity Purchase Agreement

BUYER:
NORTH AMERICAN PIPE CORPORATION
By:    /s/ M. Steven Bender
Name:    M. Steven Bender
Title:    Executive Vice President and Chief Financial Officer

Signature Page to Equity Purchase Agreement

ANNEX I
DEFINITIONS
For purposes of this Agreement:
“Accounting Methodology” has the meaning set forth in Section 2.3.
“Action” means any suit, legal proceeding, administrative enforcement proceeding or arbitration proceeding before any Governmental Authority or arbitrator or arbitration panel.
“Adjustment Amount” means (x) the sum of Working Capital plus Closing Cash, minus (y) the sum of Estimated Working Capital plus Estimated Closing Cash, minus (z) the Closing Company Debt, if any, not included in the calculation of the Estimated Purchase Price.
“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.
“Agreement” has the meaning set forth in the preamble.
“Annual Financial Statements” has the meaning set forth in Section 4.4(a).
“Arbitration Firm” means Ernst & Young LLP.
“Assets” has the meaning set forth in Section 4.6.
“Balance Sheet Date” has the meaning set forth in Section 4.4(a).
“Base Purchase Price” means $252,500,000.00.
“Business Day” means any day other than a Saturday, a Sunday, any day on which the stock exchange in Amsterdam is not open for business or any other day on which the Federal Reserve Bank of New York is closed.
“Buyer” has the meaning set forth in the preamble.
“Buyer Benefit Plans” has the meaning set forth in Section 7.9(b).
“Buyer Claim” has the meaning set forth in Section 10.6(b).
“Buyer Claims Notice” has the meaning set forth in Section 10.6(b).
“Buyer Indemnitees” has the meaning set forth in Section 10.3.
“Cash” means, as of the time in question, all cash and cash equivalent assets (including marketable securities) of the Company, determined in accordance with IFRS (excluding, without duplication, all cut but uncashed checks issued by the Company, and including, without duplication, any deposits made by the Company, as of such time).
“Claim” has the meaning set forth in Section 10.6(b).
“Closing” has the meaning set forth in Section 2.2.
“Closing Cash” means Cash as of the Effective Time.
“Closing Certificate” has the meaning set forth in Section 2.3.
“Closing Company Debt” has the meaning set forth in Section 2.3.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Payments” has the meaning set forth in Section 2.4.
“Closing Statement” has the meaning set forth in Section 2.5(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the recitals.
“Company Balance Sheet” has the meaning set forth in Section 4.4(a).
“Company Continuing Employee” has the meaning set forth in Section 7.9(a).
“Company Debt” means, without duplication, all liabilities of the Company for: (a) any indebtedness for borrowed money owed by the Company on the Closing Date; (b) other indebtedness that is evidenced by a note, bond, debenture or similar instrument; (c) obligations with respect to any drawn letters of credit, bankers’ acceptances, surety bonds, interest rate swap agreements, foreign currency exchange contracts or other hedging agreements; (d) any guaranty of the type of obligations described in (a)-(c) above; and (e) all accrued interest, fees, premiums, penalties and/or other amounts due in respect of any of the foregoing.
“Company Intellectual Property” means all Intellectual Property owned by the Company.
“Company Policies” has the meaning set forth in Section 4.23.
“Company Software” has the meaning set forth in Section 4.13(d).
“Confidentiality Agreement” has the meaning set forth in Section 7.2(b).
“Consent” means any consent, approval, authorization, waiver or registration required to be obtained from, filed with or delivered to any Person in connection with the consummation of the transactions contemplated hereby.
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“Contracts” means all legally binding, written contracts, leases, licenses and other agreements (including any amendments and other modifications thereto but excluding any purchase orders) to which the Company is a party that are in effect on the date of this Agreement.
“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(b) or (c) of the Code.
“Conversion” has the meaning set forth in the recitals.
“Copyrights” means all copyrights, whether in published or unpublished works, which include literary works, and any other original works of authorship fixed in any tangible medium of expression; databases, data collections and rights therein, software, web site content; rights to compilations, collective works and derivative works of any of the foregoing; and registrations and applications for registration for any of the foregoing.
“Covenant Expiration Date” has the meaning set forth in Section 10.1(a).
“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.
“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.
“Employee Plans” has the meaning set forth in Section 4.10(a).
“Environment” means soil, surface water, groundwater, stream sediments, and ambient and indoor air.
“Environmental Law” means all applicable Laws concerning pollution or protection of the Environment as enacted prior to and in effect as of the Closing Date, including all such Laws relating to the Release of any Hazardous Materials into the Environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Estimated Closing Cash” has the meaning set forth in Section 2.3.
“Estimated Purchase Price” means (i) the Base Purchase Price, plus (ii) Estimated Closing Cash, plus (iii) any Estimated Working Capital Overage, minus (iv) the Closing Company Debt, minus (v) any Estimated Working Capital Underage.
“Estimated Working Capital” has the meaning set forth in Section 2.3.
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“Estimated Working Capital Overage” means the amount, if any, by which the Estimated Working Capital is greater than the Target Working Capital.
“Estimated Working Capital Underage” means the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital.
“Financial Statements” has the meaning set forth in Section 4.4(a).
“Fraud” means, that with respect to the making of any representation or warranty set forth in this Agreement: (a) a false or inaccurate representation, warranty or promise; (b) with knowledge of any member of the Knowledge Group that such representation is false; (c) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (e) causing such party to suffer Losses because of such reliance.
“Fundamental Representations” means, collectively, the representations and warranties in Section 4.1 (Organization and Standing; Authority), Section 4.2 (Capitalization), Section 4.3(a)(i) (No Conflict), Section 4.18 (No Brokers), Section 5.1 (Organization), Section 5.2 (Authority), Section 5.3(a)(i) (No Conflict), Section 5.4 (Title to Equity), Section 6.1 (Organization and Standing), Section 6.2 (Authority; Validity and Effect), Section 6.3(a)(i) (No Conflict) and Section 6.9 (No Brokers).
“IFRS” means the International Financial Reporting Standards issued by the IFRS Foundation and the International Accounting Standards Board, applied on a consistent basis.
“General Enforceability Exceptions” has the meaning set forth in Section 4.1(c).
“Governmental Authority” means any government or political subdivision, whether federal, state, provincial, local or foreign, or any agency of any such government or political subdivision, or any federal, state, provincial, local or foreign court.
“Hazardous Material” means any material that is listed or defined as a “hazardous substance,” “hazardous waste,” “toxic substance” or any other term of similar meaning and regulatory effect under any Environmental Law, including petroleum, friable asbestos and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnifying Party” has the meaning set forth in Section 10.6(c).
“Indemnitees” means the Buyer Indemnitees and/or the Seller Indemnitees, as the context requires.
“Intellectual Property” means Copyrights, Domain Names, Patents, Trademarks and Trade Secrets.
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“Intellectual Property Licenses” has the meaning set forth in Section 4.13(c).
“Interim Financial Statements” has the meaning set forth in Section 4.4(a).
“IRS” has the meaning set forth in Section 4.10(b).
“Insurance Policies” has the meaning set forth in Section 4.23.
“Knowledge Group” means Jonathan Murray, Shea Davis, Bryan Jackman, Greg Willig, Zach Walls and Christopher Mead.
“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.7.
“Liens” means any mortgage, lien, security interest, license, option, pledge or other similar encumbrance.
“Losses” has the meaning set forth in Section 10.2.
“Material Adverse Effect” means, with respect to the Company, Seller or Buyer, as applicable, any change, effect, circumstance, condition, occurrence, event or development that, individually or in the aggregate, (a) in the case of the Company, has or would reasonably be expected to have a material adverse effect on the assets, properties, business, results of operations or financial condition of the Company, taken as a whole, or on the ability of the Company to consummate the transactions contemplated by this Agreement, but, in each case, none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, such a material adverse effect: any change, occurrence, event or development (i) resulting from general economic, political, regulatory, financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuations, (ii) affecting companies in the industries, markets or geographical areas in which it conducts its business generally, (iii) resulting from the announcement or performance of, or compliance with, or the public or industry knowledge of, this Agreement or the transactions contemplated hereby, (iv) resulting from any changes in applicable Laws or accounting rules or interpretations thereof, (v) resulting from any actions contemplated by this Agreement, including with respect to obtaining any Consent required under this Agreement, (vi) resulting from natural disasters, acts of terrorism or war (whether or not declared), or epidemics or pandemics, or (vii) arising out of any action taken or omitted to be taken at the request or with the consent of the other party; provided, however, that any adverse change, effect, circumstance, condition, occurrence, event or development referred to in clauses (i) through (iv) and clause (vi) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could or would reasonably be expected to occur to the extent that it has a materially disproportionate effect on the Company as compared to other participants in the industries in which the Company operates and (b) in the case of Seller or
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Buyer, has or would reasonably be expected to have a material adverse effect on the ability of Seller or Buyer, as applicable, to consummate the transactions contemplated by this Agreement.
“Material Contracts” has the meaning set forth in Section 4.11.
“Notice” has the meaning set forth in Section 10.6(b).
“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.
“Owned Real Property” has the meaning set forth in Section 4.7.
“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all applications for any of the foregoing.
“Permits” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.
“Permitted Liens” means (a) Liens arising under or related to the Company Debt, (b) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed, (c) mechanics’, workmens’, landlords’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not delinquent, (d) the Liens set forth on Schedule 1.1(a) and (e) with respect to the Real Property, Permitted Liens shall also include (i) any conditions that may be shown by a current, accurate survey, (ii) easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects and (iii) zoning, building and other similar restrictions; provided, however, that none of the foregoing described in this clause (e) will individually or in the aggregate materially impair the continued use and operation of the property to which they relate in the business of the Company as presently conducted.
“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.
“PPACA” has the meaning set forth in Section 4.10(g).
“Pre-Closing Occurrences” has the meaning set forth in Section 7.13(b).
“Purchase Price” means (i) the Estimated Purchase Price, plus (ii) any Adjustment Amount payable to Seller, minus (iii) any Adjustment Amount payable to Buyer.
“Purchased Interests” means all of the limited liability company membership interests of the Company upon the completion of the Conversion.
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“RBH” has the meaning set forth in Section 11.16.
“Real Property” means all of the Company’s real (immovable) property and interests in real (immovable) property, real (immovable) property leaseholds and real (immovable) property subleaseholds, all buildings and other improvements thereon and other real (immovable) property interests currently used in the business or operations of the Company.
“Real Property Leases” has the meaning set forth in Section 4.7.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of a Hazardous Material into the Environment.
“Representation Expiration Date” has the meaning set forth in Section 10.1(b).
“Responsible Party” has the meaning set forth in Section 10.6(c).
“Retained Policies” has the meaning set forth in Section 7.13(b).
“R&W Policy” means that certain Representation and Warranties Insurance Policy to be issued by Liberty Surplus Insurance Corporation to Buyer as named insured.
“Sale Bonuses” means all change of control bonuses payable to employees of either Company as a result of the transactions contemplated by this Agreement and unpaid by such Company as of the Closing.
“Schedules” means the disclosure schedules delivered by the Seller prior to or concurrently with the execution and delivery of this Agreement.
“Section 1060 Allocation Schedule” has the meaning set forth in Section 2.7.
“Seller Indemnitees” has the meaning set forth in Section 10.2.
“Seller” has the meaning set forth in the preamble.
“Seller Policies” has the meaning set forth in Section 4.23.
“Seller’s Claims Notice” has the meaning set forth in Section 10.6(a).
“Seller’s Knowledge” means the actual knowledge without independent investigation (and will in no event encompass constructive, imputed or similar concepts of knowledge) of the Knowledge Group.
“Selling Expenses” means all of the fees, costs and expenses payable by the Company to outside legal counsel, accountants, advisors, brokers and other third parties incurred by the Company in connection with the consummation of the transactions contemplated by this
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Agreement and unpaid as of the Closing. For the avoidance of doubt, the cost of the R&W Policy and the cost of any filing made in connection with the HSR Act is not a Selling Expense.
“Subsidiaries” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.
“Target Working Capital” means $16,000,000.00.
“Tax” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, goods and services, harmonized sales, employer health, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, similar governmental fee or other similar assessment or similar charge, together with any interest, penalties, additions to tax imposed by any Taxing Authority.
“Tax Returns” means all Tax returns, statements, reports and forms required to be filed with any Taxing Authority.
“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.
“Territory” means any state within the United States or subdivision thereof in which the Company (i) is currently conducting its business, (ii) has conducted its business in the two years prior to the Closing Date or (iii) is currently and actively being pursued for business opportunities by Seller or the Company.
“Top Customers” has the meaning set forth in Section 4.22.
“Top Suppliers” has the meaning set forth in Section 4.21.
“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law.
“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify,
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distinguish and indicate the source or origin of goods or services, and all registrations of the foregoing.
“Transfer Taxes” has the meaning set forth in Section 7.10(a).
“Transition Services Agreement” has the meaning set forth in Section 3.1(g).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, provincial, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
“Working Capital” means the current assets of the Company, minus the current liabilities of the Company, each determined immediately prior to the Effective Time in accordance with IFRS applied on a consistent basis with the Accounting Methodology; provided that (i) no amount of Cash shall be included as a current asset, (ii) no amount of the Company Debt shall be included as a current liability, (iii) no amount of the Selling Expenses shall be included as a current liability, (iv) none of the current portion of any lease obligation shall be included as a current liability, and (v) income Tax balances shall be excluded as a current liability. For purposes of clarification, only current assets and current liabilities included in the sample calculation of Working Capital set forth in the Accounting Methodology shall be included in any calculation of Working Capital for purposes of this Agreement.

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